M-WAVE ANNOUNCES Q4

AND YEAR-END 2004 RESULTS

2004 Revenues up 23% over 2003

Friday February 25, 2005 4:10 p.m. EST

WEST CHICAGO, IL. -- February 25, 2005 -- M-Wave, Inc. (NASDAQsc:”MWAV”), the “New Wave” in Global [electronic component] Sourcing, and “Virtual” Distribution announced today unaudited financial results from continuing operations for the fourth quarter and full-year ended December 31, 2004.

Total revenue for the fourth quarter ended December 31, 2004 is expected to be approximately $3.89 million, an increase of approximately 17% compared to revenues in the fourth quarter of 2003 of approximately $3.32 million. Gross margin for the fourth quarter of 2004 is expected to be approximately 21%, up from the prior level of approximately 8% for the fourth quarter 2003.

M-Wave is also expected to announce approximately $17.46 million in total revenue for fiscal year 2004, approximately a 23% increase from 2003 results of $14.19 million. Gross margins for the full year are also estimated to show improvement, increasing from a loss of approximately 12% in 2003 to a profit of approximately 18% for 2004.  The growth in revenue reflects an improvement in most sectors of the electronics assembly and manufactured products market and the Company’s effectiveness of its Asian supply chain in meeting demand both in the digital and telecom sectors.

The Company is expected to report a net loss attributed to common stockholders of approximately $2.24 million or approximately $0.49 per share in 2004 compared to a loss of approximately $12.05 million or approximately $2.71 per share in 2003.  Included in the 2004 results was a one-time charge of approximately $1.90 million related to the beneficial conversion feature on the preferred stock issued to the Mercator Group in the third quarter of 2004.  In addition, the Company recorded other income related to vendor debt forgiveness of approximately $1.01 million and received 1.5 million shares of stock in Integrated Performance Systems, Inc. (OTC Bulletin Board: IPFS), in consideration for a defaulted promissory note that had been fully reserved for in a prior year.  The shares were recorded with a net realizable value of approximately $0.23 million in the fourth quarter of 2004.

For the fourth quarter of 2004, the Company is expected to report net income attributable to common stockholders of approximately $0.09 million, or approximately $0.02 per share, compared to a loss of approximately $0.67 million, or approximately $0.15 per share in the fourth quarter of 2003.

M-Wave further indicated that losses in fiscal 2004 attributed to operations were approximately $1.23 million in comparison to approximately $12.95 million for fiscal 2003.  The improved results are attributable primarily to improved margins and a reduction of impairment charges on a year to year comparison.

Estimated revenue per employee based upon average headcount is expected to increase in 2004 to approximately $698,000 from approximately $179,000 for 2003 largely as a result of a major shift from actual manufacturing of printed circuit boards to a virtual model both in Asian manufacturing and distribution and a shift of human resources to sales and services from manufacturing to existing customers.

“2004 was the first year our non-manufacturing business model was in place, and considering significant restructuring costs; increased professional fees; non cash compensation; asset impairment; significant losses on conversions of preferred shares to discounted common equity in connection with the Mercator Advisory Group’s $3.00 million capital raise in third quarter; plus gains realized after forgiveness of debt and certain debt recoveries, we were very pleased with our results purely on an operating basis,” stated Jim Mayer, CEO.  He continued, “We are now moving aggressively to diversify our product and customer base organically, and position ourselves for strategic growth including acquisition of accretive assets during 2005 that will spread our compliance and public market costs across a broader revenue plain.”

M-Wave expects to release its audited fourth quarter and year-end results and host a conference call for investors in late March 2005.

About M-Wave Inc.

Established in 1988 and headquartered in the Chicago suburb of West Chicago, M-Wave is a value-added service provider of high performance circuit boards and a virtual distributor of custom and engineered electronic components produced domestically and imported on behalf of middle market original equipment manufacturers or their contract manufacturing firms. The company's products are used in a wide range of telecommunications and industrial electronics products.  M-Wave services customers in a variety of industries spanning warning devices to irrigation equipment and wireless infrastructure in the telecom sector to components found in consumer products. It additionally offers supply chain services and financing for its middle market customers including strategic stocking, in-plant stores, third-party logistics, consignment and agency procurement programs both on a domestic and international basis.  The company trades on the NASDAQ Small Cap market under the symbol MWAV. M-Wave's website is located at www.mwav.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by M-Wave's periodic filings. Actual results may differ materially depending on a variety of factors, including, but not limited to the following: the achievement of M-Wave's projected operating results, the achievement of efficient volume production and related sales revenue, and the ability of M-Wave to identify and successfully pursue other business opportunities.  Additional information with respect to the risks and uncertainties faced by M-Wave may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the company's filings with the Securities and Exchange Commission including M-Wave's Report on Form 10-K for the period ended December 31, 2003, Forms 10-QSB, and other SEC filings.

Investor contact:

   Aurelius Consulting Group:

   Dave Gentry 407/644-4256

   dave@aurcg.com

   http://www.runonideas.com/